As filed with the Securities and Exchange Commission on August 3, 2007

Registration Nos. 333-10344

333-37570

333-82054

333-103342

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

FIAT S.p.A.

(Exact Name of Registrant as Specified in Its Charter)

Italy (State or Other Jurisdiction of Incorporation or Organization)	N/A (I.R.S. Employer Identification Number)

Via Nizza 250,

Turin, Italy

(Address of Registrant’s Principal Executive Offices)

________________

FIAT S.p.A. Stock Option Plan

FIAT S.p.A. Stock Option Plan 2001/1

FIAT S.p.A. Stock Option Plan 2002/2

(Full Title of the Plans)

________________

Marco Casalino

Fiat Finance North America. Inc.

7 Times Square Tower

New York, NY 10036

(212) 207-0910

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Michael J. Volkovitsch

Cleary Gottlieb Steen & Hamilton LLP

Via San Paolo, 7

20121 Milan, Italy

(011) (39) 02-726-081

________________

On May 11, 1999, FIAT S.p.A. (the “Registrant”) filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration Statement No. 333-10344) registering an aggregate of 36,500,000 ordinary shares of the Registrant (“Shares”), then with a par value Lit. 1,000 per share in connection with potential exercises of rights of certain North American-based employees of the Registrant under its then-existing FIAT S.p.A. Stock Option Plan (the “First Plan”). On May 22, 2000, the Registrant filed another Registration Statement on Form S-8 (Registration Statement No. 333-37570) registering an additional 2,756,000 Shares (then with a par value of €0.5 per share) in connection with similar potential exercises under the First Plan. On January 31, 2002, the Registrant filed a third Registration Statement on Form S-8 (Registration Statement No. 333-82054), registering an additional 5,417,500 Shares (then with a par value of €5.00 per share) in connection with similar potential exercises under the FIAT S.p.A. Stock Option Plan 2001/1 (the “Second Plan”). Finally, on February 20, 2003, the Registrant filed a fourth Registration Statement on Form S-8 (Registration Statement No. 333-102242), registering an additional 6,100,000 Shares (then with a par value of €5.00 per share) in connection with similar potential exercises under the FIAT S.p.A. Stock Option Plan 2002/2 (the “Third Plan”).

We refer to the four Registration Statements on Form S-8 described in the previous paragraph as the “Registration Statements” and to the First Plan, Second Plan and Third Plan as the “Plans”.

To the best of the Registrant’s knowledge, no exercises of the type contemplated in connection with the filing of the Registration Statements have ever occurred, and the Registrant no longer expects to offer options or Shares under any of the Plans. Therefore, as of the date hereof, the Registrant estimates that approximately 50,773,500 of the Shares registered under the Registration Statements remain unsold. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment No. 1 to each of the Registration Statements to withdraw from registration all of the Shares registered but remaining unsold under any of the Registration Statements or Plans.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Turin, Italy, on August 2, 2007.

FIAT S.P.A.
By:	/s/ Sergio Marchionne
Name: Sergio Marchionne
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Roberto Russo and Fabio Spirito, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (Registration Nos. 333-10344, 333-37570, 333-82054 and 333-103342) has been signed by the following persons on August 2, 2007 in the capacities indicated below.

Name	Title
/s/ Sergio Marchionne	Director and Chief Executive Officer
Sergio Marchionne	Principal Executive Officer
/s/ Luca Cordero di Montezemolo	Chairman of the Board of Directors
Luca Cordero di Montezemolo
/s/ Andrea Agnelli	Director
Andrea Agnelli
Director
Roland Berger
Director
Tiberto Brandolini d’Adda
Director

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Name	Title
Renè Carron
/s/ John Philip Elkann	Director and Vice Chairman
John Philip Elkann
/s/ Luca Garavoglia	Director
Luca Garavoglia
Director
Gian Maria Gros-Pietro
/s/ Virgilio Marrone	Director
Virgilio Marrone
/s/ Vittorio Mincato	Director
Vittorio Mincato
/s/ Pasquale Pistorio	Director
Pasquale Pistorio
/s/ Carlo Sant’Albano	Director
Carlo Sant’Albano
Director
Ratan Tata
/s/ Mario Zibetti	Director
Mario Zibetti
/s/ Alessandro Baldi	Group Controller
Alessandro Baldi	Principal Financial Officer and Principal Accounting Officer
/s/ Maurizio Francescatti	Group Treasurer
Maurizio Francescatti	Principal Financial Officer and Principal Accounting Officer
/s/ Marco Casalino
Marco Casalino	Authorized Representative in the United States

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